EXHIBIT 99


FOR IMMEDIATE RELEASE

          HUBCO COMPLETES ACQUISITION OF WESTPORT BANK & TRUST COMPANY

Mahwah, New Jersey, December 13, 1996--HUBCO, Inc. (NASDAQ:HUBC), the 3rd largest New Jersey based commercial banking company, announced that it has completed its acquisition of Westport Bancorp, Inc., and has merged Westport's subsidiary, The Westport Bank and Trust Company, into HUBCO's Connecticut bank subsidiary, Lafayette American Bank and Trust Company.

The merger of the two Connecticut banks increases the number of Lafayette's branch offices to 27 and its asset size to approximately $1.3 billion. Lafayette's branches are primarily in Fairfield and New Haven counties. Lafayette now ranks among the 10 largest financial institutions in Connecticut. Hudson United Bank, HUBCO's New Jersey bank subsidiary, has 58 offices and $1.8 billion in assets.

Pursuant to the merger, Westport common stock has been converted into .332175 of a share of HUBCO common stock and Westport's convertible preferred stock has been converted into a new HUBCO preferred issue with identical terms including an equivalent dividend yield.

HUBCO's Chairman, President and CEO Kenneth T. Neilson commented, "The acquisition of Westport Bancorp., our fourth acquisition in Connecticut this year, expands our presence in Fairfield county and adds substantially to our Trust Assets. The market area both expands and overlaps that of Lafayette American." He added, "We are pleased with the rapid growth of our Connecticut franchise and the economies of scale which these acquisitions generate. The acquisitions also enhance our ability to deliver community banking with all the technology and conveniences of a much larger institution."

The banking subsidiaries of HUBCO Inc. offer a full array of innovative products and services for the retail and commercial market including Imaged checking accounts, 24-hour telephone banking, loans by phone, alternative investments products, Trust services and a full line of deposit and loan products.